Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Diversey Holdings, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$ 2,636,353,316.24(1)	0.00011020	$ 290,526.14(2)
Fees Previously Paid	$ —		$ —
Total Transaction Valuation	$ 2,636,353,316.24
Total Fees Due for Filing			$ 290,526.14
Total Fees Previously Paid			$ —
Total Fee Offsets			$ —
Net Fee Due			$ 290,526.14

(1)	Aggregate number of securities to which transaction applies: As of March 31, 2023, the maximum number of the Registrant’s ordinary shares to which this transaction applies is estimated to be 329,650,466, which consists of (1) 236,983,211 ordinary shares held by BCPE Diamond Investor, LP, (“BCPE”) entitled to receive $7.84 per ordinary share in connection with the transaction; (2) 87,580,048 ordinary shares entitled to receive $8.40 per ordinary share in connection with the transaction; and (3) 5,087,207 ordinary shares underlying outstanding restricted share units and performance share units, which are entitled to receive $8.40 per ordinary share in connection with the transaction (subject, in some cases, to time-based vesting).

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 31, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 236,983,211 ordinary shares held by BCPE and the per share merger consideration of $7.84 applicable to such shares; (2) the product of 87,580,048 ordinary shares not held by BCPE and the per share merger consideration of $8.40 applicable to such shares; and (3) the product of 5,087,207 ordinary shares underlying outstanding restricted share units and performance share units and the per share merger consideration of $8.40 applicable to such units (subject, in some cases, to time-based vesting). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.